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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated (i) March 15, 2002 with respect to the consolidated financial statements of Newcastle Investment Holdings Corp., (formerly Newcastle Investment Corp. and prior to that Fortress Investment Corp.) and subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001; and (ii) June 10, 2002 with respect to the balance sheet of Newcastle Investment Corp. as of June 6, 2002, in Amendment No. 3 to the Registration Statement (Form S-11 No. 333-90578) for the Registration of 7,000,000 shares of Newcastle Investment Corp.'s common stock.


                                                 /s/ Ernst & Young LLP

New York, New York

September 6, 2002